Filed Pursuant to Rule 424(b)(3)

Registration No. 333-250045

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated July 26, 2021)

Lordstown Motors Corp.

Up to 121,521,293 Shares of Class A Common Stock

Up to 2,306,418 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 2,306,418 Warrants

This prospectus supplement supplements the prospectus dated July 26, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-250045). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 26, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 2,306,418 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), that are issuable upon the exercise of 2,306,418 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of DiamondPeak Holdings Corp. (“DiamondPeak”). We will receive the proceeds from any exercise of any Private Placement Warrants for cash.

This Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 121,521,293 shares of Class A common stock (including up to 1,220,230 shares of Class A common stock that have been issued and up to 2,306,418 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and up to 1,649,489 shares of Class A common stock that may be issued upon exercise of BGL Warrants (as defined below)) and (ii) up to 2,306,418 Private Placement Warrants. We will not receive any proceeds from the sale of any shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this Prospectus and this prospectus supplement .

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may sell the shares of Class A common stock and Private Placement Warrants covered by this Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE”. On July 23, 2021, the closing price of our Class A common stock was $7.48 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 5 of this Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 26, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2021

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (234) 285-4001

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 23, 2021, Lordstown Motors Corp. (the “Company” or “we”) entered into an equity purchase agreement (the “Purchase Agreement”) with YA II PN, LTD. (“YA”), pursuant to which YA has committed to purchase up to $400 million of our Class A common stock (the “Total Commitment”), at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement. YA is a fund managed by Yorkville Advisors Global, LP, headquartered in Mountainside, New Jersey.

Such sales of Class A common stock, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion, over the approximately 36-month period commencing on the date of the Purchase Agreement, provided that a registration statement covering the resale by YA of the shares of Class A common stock purchased from us (which we have agreed to file) is declared effective by the SEC and the other conditions set forth in the Purchase Agreement are satisfied.

YA has no right to require us to sell any shares of Class A common stock to YA, but YA is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that YA could be obligated to pay for the Class A common stock under the Purchase Agreement.

Actual sales of shares of Class A common stock to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our Class A common stock and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds that we may receive under the Purchase Agreement cannot be determined at this time, since it will depend on the frequency and prices at which we sell shares of our Class A common stock to YA, our ability to meet the conditions of the Purchase Agreement and the other limitations, terms and conditions of the Purchase Agreement. The Company expects that any proceeds received by the Company from such sales to YA will be used for working capital and general corporate purposes.

Under applicable Nasdaq rules and the Purchase Agreement, we will not sell to YA shares of our Class A common stock in excess of 35,144,690 shares (the “Exchange Cap”), which is 19.9% of the shares of Class A common stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of Class A common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of shares of Class A common stock under the Purchase Agreement (including the Commitment Shares described below in the number of shares sold for these purposes) equals or exceeds $7.48 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the Purchase Agreement; or (ii) the average Nasdaq Official Closing Price of the Common Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Purchase Agreement). In any event, we may not issue or sell any shares of our Class A common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing YA to purchase any shares of Class A common stock if those shares, when aggregated with all other shares of our Class A common stock then beneficially owned by YA and its affiliates as a result of purchases under the Purchase Agreement, would result in YA and its affiliates having beneficial ownership of more than the 4.99% of our then outstanding Class A common stock.

We may direct YA to purchase amounts of our Class A common stock under the Purchase Agreement that we specify from time to time in a written notice (an “Advance Notice”) delivered to YA on any trading day. The maximum amount that we may specify in an Advance Notice is equal to the lesser of: (i) an amount equal to thirty percent (30%) of the Daily Value Traded of the Class A common stock on the trading day immediately preceding an Advance Notice, or (ii) $30.0 million. For these purposes, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of our Class A common stock by the volume weighted average price for that trading day. Subject to the satisfaction of the conditions under the Purchase Agreement, we may deliver Advance Notices from time to time, provided that we have delivered all shares relating to all prior Advance Notices.

The purchase price of the shares of Class A common stock will be equal to 97% of the simple average of the daily VWAPs for the three trading days following the Advance Notice as set forth in the Purchase Agreement.

YA has agreed that, during the term of the Purchase Agreement, neither YA or its affiliates will engage in any short sales or hedging transactions with respect to our Class A common stock, provided that upon receipt of an Advance Notice, YA may sell shares that it is obligated to purchase under such Advance Notice prior to taking possession of such shares.

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the Purchase Agreement; and
•	the date on which YA shall have purchased shares of Class A common stock under the Purchase Agreement for an aggregate gross purchase price equal to its $400 million Total Commitment under the Purchase Agreement.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that there are no outstanding Advance Notices that have not been completed. We and YA may also terminate the Purchase Agreement at any time by mutual written consent.

As consideration for YA’s irrevocable commitment to purchase shares of the Company’s Class A common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, the Company agreed to issue 371,287 shares of its Class A common stock to YA (the “Commitment Shares”).

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreement was made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

In the Purchase Agreement, YA represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)). The securities referred to in this Current Report on Form 8-K are being issued and sold by the Company to YA in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Equity Purchase Agreement by and between Lordstown Motors Corp. and YA II PN, LTD., dated July 23, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

	By:	/s/ Thomas V. Canepa
	Name:	Thomas V. Canepa
	Title:	General Counsel and Secretary
Date: July 26, 2021

Exhibit 10.1

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of July 23, 2021 is made by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and LORDSTOWN MOTORS CORP., a company incorporated under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $400.0 million of the Company’s shares of Class A common stock, par value $0.0001 per share (the “Common Shares”); and

WHEREAS, the Common Shares are listed for trading on the Nasdaq Stock Market under the symbol “RIDE;” and

WHEREAS, the offer and sale of the Common Stock issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder.

NOW, THEREFORE, the parties hereto agree as follows:

Certain Definitions

“Advance” shall mean the portion of the Commitment Amount requested by the Company in an Advance Notice.

“Advance Date” shall mean the 1st Trading Day after expiration of the applicable Pricing Period for each Advance.

“Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company or other authorized representative of the Company identified on Schedule 1 hereto and setting forth the amount of an Advance that the Company desires to issue and sell to the Investor.

“Advance Notice Date” shall mean each date the Company delivers (in accordance with Section 2.01(b) of this Agreement) to the Investor an Advance Notice, subject to the terms of this Agreement.

“Affiliate” shall have the meaning set forth in Section 3.07.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“Black Out Period” shall have the meaning set forth in Section 6.02

“Closing” shall have meaning set forth in Section 2.02.

“Commitment Amount” shall mean $400.0 million of Common Shares, provided that, the Company shall not affect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement would exceed 19.9% of the outstanding Common Shares as of the date of this Agreement (the “Exchange Cap”); provided further that, the Exchange Cap will not apply if (a) the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market or (b) the average price of all applicable sales of Common Shares hereunder (including the Commitment Fee Shares in the number of shares sold for these purposes) equals or exceeds $7.48 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of this Agreement; or (ii) the average Nasdaq Official Closing Price of the Common Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of this Agreement).

“Commitment Fee Shares” shall have the meaning set forth in Section 13.04.

“Commitment Period” shall mean the period commencing on the date hereof and expiring upon the date of termination of this Agreement in accordance with Section 11.02.

“Common Shares” shall have meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Indemnitees” shall have the meaning set forth in Section 5.02.

“Condition Satisfaction Date” shall have the meaning set forth in Section 7.01

“Environmental Laws” shall have the meaning set forth in Section 4.08.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Materials” shall have the meaning set forth in Section 4.08.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Indemnitees” shall have the meaning set forth in Section 5.01.

“Market Price” shall mean the simple average of the daily VWAPs of the Common Shares for the three Trading Days during the Pricing Period.

“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Material Outside Event” shall have the meaning set forth in Section 6.08.

“Maximum Advance Amount” shall be the lower of: (i) an amount equal to thirty percent (30%) of the Daily Value Traded of Common Shares on the Company’s Principal Market on the Trading Day immediately preceding an Advance Notice, or (ii) $30.0 million.  For purposes hereof, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P., by the VWAP for such Trading Day.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Ownership Limitation” shall have the meaning set forth in Section 2.01(c)(i).

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pricing Period” shall mean three (3) consecutive Trading Days, as notified by the Company to the Investor in the applicable Advance Notice, commencing on the Advance Notice Date.

“Principal Market” shall mean the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTCBB, or the NYSE Euronext, whichever is at the time the principal trading exchange or market for the Common Shares.

“Purchase Price” shall mean the price per Share obtained by multiplying the Market Price by 97%.

“Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

“Registration Limitation” shall have the meaning set forth in Section 2.01(c)(ii).

“Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

“Sanctions” means any sanctions administered or enforced by OFAC, the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctions Programs” means any OFAC economic sanction program (including, without limitation, programs related to Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.04.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Document” shall have the meaning set forth in Section 2.02(a).

“Shares” shall mean the the Commitment Fee Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance.

“Subsidiaries” shall have the meaning set forth in Section 4.01.

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” shall have the meaning set forth in Section 4.02.

“VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

Advances

Advances; Mechanics. Subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Article VII hereof), the Company, at its sole and exclusive option, may issue and sell to the Investor, and the Investor shall purchase from the Company, Common Shares on the following terms:

Advance Notice.  At any time during the Commitment Period, the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)The Company shall, in its sole discretion, select the amount of the Advance, not to exceed the Maximum Advance Amount, it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice.
(ii)There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A. An Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by email prior to 8:30 a.m. Eastern Time (or later if waived by the Investor in its sole discretion) in accordance with the instructions set forth on the bottom of Exhibit A, or (ii) the immediately succeeding day if it is received by email after 8:30 a.m. Eastern Time, in each case in accordance with the instructions set forth on the bottom of Exhibit A.

Advance Limitations. Regardless of the amount of an Advance requested by the Company in the Advance Notice, the final amount of an Advance pursuant to an Advance Notice shall be reduced in accordance with each of the following limitations:

(iii)Ownership Limitation; Commitment Amount. In no event shall the number of Common Shares issuable to the Investor pursuant to an Advance cause the aggregate number of Common Shares beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by the Investor and its Affiliates as a result of previous issuances and sales of Common Shares to Investor under this Agreement to exceed 4.99% of the then outstanding Common Shares (the “Ownership Limitation”). In connection with each Advance Notice delivered by the Company, any portion of an Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the amount of the Advance requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, Investor will promptly notify the Company of such event.
(iv)Registration Limitation. In no event shall an Advance exceed the amount registered under the Registration Statement then in effect (the “Registration Limitation”) or the Exchange Cap to the extent applicable. In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation or Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice; provided that in the event of any such automatic withdrawal and automatic modification, Investor will promptly notify the Company of such event.

Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Law and (ii) subject to Section 3.08 (Trading Activities), the Investor may sell Common Shares  during the Pricing Period.

Closings. The closing of each Advance and each sale and purchase of Shares related to each Advance (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below.  The parties acknowledge that the Purchase Price is not known at the time the Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Stock that are the inputs to the determination of the Purchase Price as set forth further below. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit B (each a “Settlement Document”), setting forth the final number of Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties), in each case in accordance with the terms and conditions of this Agreement.

Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Closing Statement) in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the plan of distribution set forth in the prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that the pending Advance shall end and the final number of Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Hardship.

In the event the Investor sells Common Shares after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in Section 2.02, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Completion of Resale Pursuant to the Registration Statement.  After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, Investor will notify the Company that all subsequent resales are completed and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement.

Representations and Warranties of Investor

Investor hereby represents and warrants to, and agrees with, the Company that the following are true and correct as of the date hereof and as of each Advance Notice Date and each Advance Date:

Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute, deliver and perform this Agreement, including all transactions contemplated hereby. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with, or pursuant to, a registration statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Common Shares.  The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any prospectus contained therein.

Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement.  The Investor understands that its investment involves a high degree of risk.  The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Trading Activities. The Investor’s trading activities with respect to the Common Shares shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market. Neither the Investor nor its affiliates has any open short position in the Common Shares, nor has the Investor entered into any hedging transaction that establishes a net short position with respect to the Common Shares, and the Investor agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales or hedging transactions with respect to the Common Shares; provided that the Company acknowledges and agrees that upon receipt of an Advance Notice the Investor has the right to sell (a) the Shares to be issued to the Investor pursuant to the Advance Notice prior to receiving such Shares, or (b) other Common Shares sold by the Company to Investor pursuant to this Agreement and which the Company has continuously held as a long position.

General Solicitation.  Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor.

Representations and Warranties of the Company

Except as set forth in the SEC Documents, or in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules or in another Section of the Disclosure Schedules, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants to the Investor that, as of the date hereof and  each Advance Notice Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date), that:

Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is an entity duly organized and validly existing under the laws of its state of organization or incorporation, and has the requisite power and authority to own its properties and to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  “Subsidiaries” means any Person (as defined below) in which the Company, directly or indirectly, (x) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (y) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders.  This Agreement and the other Transaction Documents to which it is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant  to the Exchange Act  for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within two years preceding the date hereof or amended after the date hereof, or filed after the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act, being hereinafter referred to as the “SEC Documents”). The Company has made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents, and none of the SEC Documents, when viewed as a whole as of the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates (or, with respect to any filing that has been amended or superseded, the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. As of their respective dates (or, with respect to any financial statements that have been amended or superseded, the date of such amended or superseding financial statements), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments)

Equity Capitalization.  As of the date hereof, the authorized capital of the Company consists of 312,000,000 shares of capital stock, of which 300,000,000 shares are designated Class A common stock, par value $0.0001 per share, and 12,000,000 shares are undesignated preferred stock.  As of the date hereof, the Company had 176,606,485 shares of Class A common stock outstanding and no shares of preferred stock outstanding.

Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no material claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as would not cause a Material Adverse Effect, the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Environmental Laws.  The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) have indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Subsidiaries. As of the date hereof, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

Tax Status.  Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as would not have a Material Adverse Effect, the Company has not received written notification any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Certain Transactions. Except as not required to be disclosed pursuant to Applicable Law (including, for the avoidance of doubt, not yet required to be disclosed at the relevant time), none of the officers or directors of the Company is presently a party to any transaction with the Company

(other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing shareholders and could significantly increase the outstanding number of Common Shares.

Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market.

Sanctions Matters.  Neither the Company, nor any Subsidiary of the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary of the Company, is a Person that is, or is owned or controlled by a Person that is:

on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time;

the subject of any Sanctions; or

has a place of business in, or is operating, organized, resident or doing business in a country or territory that is, or whose government is, the subject of Sanctions Programs (including without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkille Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Law, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due, subject to receipt by the indemnifying party of an undertaking to repay any amounts that such party is ultimately not entitled to receive as indemnification pursuant to this Agreement.

Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement.

Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

Covenants of the Company

Registration Statement.

Filing of a Registration Statement. The Company shall prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of  Registrable Securities. The Company in its sole discretion may chose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.

Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement that has been declared effective at all times during the Commitment Period, provided, however, that if the Company has received notification pursuant to Section 2.04 that the Investor has completed resales pursuant to the Registration Statement for the full Commitment Amount, then the Company shall be under  no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall use commercially reasonable efforts to ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Shares shall cease to be authorized for listing on the Principal Market, (iii) the Common Shares cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

Filing Procedures. Not less than one business day prior to the filing of a Registration Statement and not less than one business day prior to the filing of any related amendments and supplements to any Registration Statements (except for any amendments or supplements caused by the filing of any annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any similar or successor reports), the Company shall furnish to the Investor copies of all such documents proposed to be filed, which documents

(other than those filed pursuant to Rule 424 promulgated under the Securities Act) will be subject to the reasonable and prompt review of the Investor (in each of which cases, if such document contains material non-public information as consented to by the Investor pursuant to Section 6.13, the information provided to Investor will be kept strictly confidential until filed and treated as subject to Section 6.08). The Investor shall furnish comments on a Registration Statement and any related amendment and supplement to a Registration Statement to the Company within 24 hours of the receipt thereof. If the Investor fails to provide comments to the Company within such 24-hour period, then the Registration Statement, related amendment or related supplement, as applicable, shall be deemed accepted by the Investor in the form originally delivered by the Company to the Investor.

Delivery of Final Documents. The Company shall furnish to the Investor without charge, (i) at least one copy of each Registration Statement as declared effective by the SEC and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, all exhibits and each preliminary prospectus, (ii) at the request of the Investor, at least one copy of the final prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request) and (iii) such other documents as the Investor may reasonably request from time to time in order to facilitate the disposition of the Common Shares owned by the Investor pursuant to a Registration Statement. Filing of the forgoing with the SEC via its EDGAR system shall satisfy the requirements of this section.

Amendments and Other Filings. The Company shall use commercially reasonable efforts to (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material non-public information), and (iv) comply with the provisions of the Securities Act with respect to the disposition of all Common Shares of the Company covered by such Registration Statement until such time as all of such Common Shares shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(e)) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, the Company shall use commercially reasonable efforts to file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities

Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.

Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Law, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its Articles of Incorporation or Bylaws, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01(f), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Suspension of Registration Statement.

Establishment of a Black Out Period.  During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the Registration Statement or prospectus so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

No Sales by Investor During the Black Out Period.  During such Black Out Period, the Investor agrees not to sell any Common Shares of the Company.

Limitations on the Black Out Period.  The Company shall not impose any Black Out Period that is longer than 60 days or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Listing of Common Shares. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Exchange Act Registration. The Company will use commercially reasonable efforts to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Transfer Agent Instructions. For any time while there is a Registration Statement in effect for this transaction, the Company shall (if required by the transfer agent for the Common Shares) cause legal counsel for the Company to deliver to the transfer agent for the Common Shares (with a copy to the Investor) instructions to issue Common Shares to the Investor free of restrictive legends upon each Advance if the delivery of such instructions are consistent with Applicable Law.

Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.

Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related prospectus relating to an offering of Common Shares (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC or other Federal or state governmental authority investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related prospectus to comply with the Securities Act or any other law; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (v), inclusive, a “Material Outside Event”).

Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Issuance of the Company’s Common Stock. The issuance and sale of the Common Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.

Market Activities. The Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company under Regulation M of the Exchange Act.

Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all reasonable fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.

Current Report.  The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion and must include an agreement to keep such information confidential until publicly disclosed or 45 days have passed); it being understood that the mere notification of

Investor required pursuant to Section 6.08(iv) hereof shall not in and of itself be deemed to be material non-public information. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose, no later than 45 days following the date hereof, but in any event prior to delivering the first Advance Notice hereunder, any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated herein, which, following the date hereof would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries.

Advance Notice Limitation. The Company shall not deliver an Advance Notice if a shareholder meeting or corporate action date, or the record date for any shareholder meeting  or any corporate action, would fall during the period beginning two Trading Days prior to the date of delivery of such Advance Notice and ending two Trading Days following the Closing of such Advance.

Use of Proceeds.  The Company will use the proceeds from the sale of the Common Shares hereunder for working capital and other general corporate purposes or, if different, in a manner consistent with the application thereof described in the Registration Statement. Neither the Company nor any Subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any Person (i) to fund, either directly or indirectly, any activities or business of or with any Person that is identified on the list of Specially Designated Nationals and Blocker Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or Sanctions Programs, or (ii) in any other manner that will result in a violation of Sanctions.

Compliance with Laws.  The Company shall use commercial reasonable efforts to comply in all material respects with all Applicable Laws.

Conditions for Delivery of Advance Notice

Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance is subject to the satisfaction by the Company, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects.

Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice. The Company shall have filed with the SEC all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date (for the avoidance of doubt, if the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement at the time of the applicable Condition Satisfaction Date, but did not comply with any timing requirement set forth herein, then this condition shall be deemed satisfied unless the Investor is material prejudiced by the failure of the Company to comply with any such timing requirement).

No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Principal Market and all of the Shares issuable pursuant to such Advance Notice will be listed or quoted for trading on the Principal Market. The issuance of Common Shares with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the Principal Market. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Principal Market.

Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the Shares issuable pursuant to such Advance Notice.

Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

Consecutive Advance Notices. Except with respect to the first Advance Notice, the Pricing Period for all prior Advances has been completed.

Non-Disclosure of Non-Public Information

The Company covenants and agrees that, other than as expressly required by Section 6.08 hereof or, with the Investor’s consent pursuant to Section 6.01(c) and 6.13, it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the Securities Act, the Exchange Act, or the rules and regulations of the SEC) to the Investor without also disseminating such information to the public, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review. Unless specifically agreed to in writing, in no event shall the Investor have a duty of confidentially, or be deemed to have agreed to maintain information in confidence, with respect to the delivery of any Advance Notices.

Non Exclusive Agreement

Notwithstanding anything contained herein, this Agreement  and  the  rights  awarded  to  the  Investor  hereunder  are  non-exclusive,  and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Choice of Law/Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

Assignment; Termination

Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

Termination.

Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date hereof or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.

The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices, the Common Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

Nothing in this Section 11.02 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article V shall survive termination hereunder.

Notices

Other than with respect to Advance Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested, (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company, to:		Lordstown Motors Corp.
2300 Hallock Young Road
Lordstown, Ohio 44481
Attention: Thomas V. Canepa, General Counsel
Telephone:
Email:

With a Copy (which shall not
constitute notice or delivery of process) to:		Baker & Hostetler LLP
Key Tower
127 Public Square, Suite 2000
Cleveland, Ohio 44114-1214
	Attention:	John Harrington
Telephone:
Email:

If to the Investor(s):		YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
	Attention:	Mark Angelo
Portfolio Manager
Telephone:
Email:

With a Copy (which shall not		Troy J. Rillo
constitute notice or delivery of process) to:		1012 Springfield Avenue
Mountainside, NJ 07092
Telephone:
Email:

Either may change its information contained in this Article XII by delivering notice to the other party as set forth herein.

Miscellaneous

Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  Facsimile or other electronically scanned and delivered signatures, including by e-mail attachment, shall be deemed originals for all purposes of this Agreement.

Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.  The provisions of the existing confidentiality agreement between the Investor and the Company shall remain in force, except that all provisions therein dealing with the treatment of material non-public information are superseded by this Agreement.

Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Commitment and Structuring and Due Diligence Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that, on the date hereof or prompty thereafter, the Company will pay to YA Global II SPV, LLC, a subsidiary of the Investor, a structuring fee of $10,000 and, on the date hereof or promptly thereafter, the Company will issue to the Investor an aggregate of 371,287 Common Shares (the “Commitment Fee Shares”) as a commitment fee.

Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
LORDSTOWN MOTORS CORP.

By: /s/ Thomas V. Canepa
Name: Thomas V. Canepa
Title: General Counsel and Secretary

INVESTOR:
YA II PN, Ltd.

By:Yorkville Advisors Global, LP
Its:Investment Manager
By: Yorkville Advisors Global II, LLC Its: General Partner
By: /s/ Troy Rillo
Name:Troy Rillo
Title:Senior Managing Director

EXHIBIT A
ADVANCE NOTICE

LORDSTOWN MOTORS CORP.

Dated: ______________Advance Notice Number: ____

The undersigned, _______________________, hereby certifies, with respect to the sale of Class A Common Shares of LORDSTOWN MOTORS CORP. (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain Equity Purchase Agreement, dated as of July ___, 2021 (the “Agreement”), as follows:

1.The undersigned is the duly elected ______________ of the Company.

2.There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.

4.The amount of the Advance the Company is requesting is _____________________.

5.The number of Class A Common Shares of the Company outstanding as of the date hereof is ___________.

6.  The Pricing Period shall be three (3) Trading Days.

The undersigned has executed this Advance Notice as of the date first set forth above.

LORDSTOWN MOTORS CORP.

By:

Name:

Title:

EXHIBIT B

FORM OF SETTLEMENT DOCUMENT

VIA EMAIL

LORDSTOWN MOTORS CORP.

Attn:

Email:

Below please find the settlement information with respect to the Advance Notice Date of:
1.	Amount of Advance requested in the Advance Notice
4.	Adjusted Advance (after taking into account any adjustments pursuant to Section 2.01):
5.	Market Price
6.	Purchase Price (Market Price x 97%) per share
7.	Number of Shares due to Investor

Please issue the number of Shares due to the Investor to the account of the Investor as follows:

Investor’s DTC participant #:

ACCOUNT NAME:

ACCOUNT NUMBER:

ADDRESS:

CITY:

COUNTRY:

Contact person:

Number and/or email:

Sincerely,

YA II PN, LTD.

Agreed and Approved:

LORDSTOWN MOTORS CORP.:

By:__________________________________

Name:

Title:

SCHEDULE 1

Authorized Representatives

In addition to any officer of the Company, the following individuals may execute Advance Notices:

Carter Driscoll, Vice President – Corporate Development, Capital Markets & Investor Relations